Oportun Closes $150 Million Credit Facility Secured by Credit Card Receivables Deal Enables Ongoing Growth of Oportun® Visa® Credit Card SAN CARLOS, Calif. – Dec. 20, 2021 – Oportun (Nasdaq: OPRT), an A.I.-driven fintech company, announced it closed a $150 million credit facility secured by credit card receivables arising under the company’s Oportun® Visa® Credit Card issued by WebBank. WebBank is the lender under the new facility, which carries a two-year revolving term and replaces Oportun’s existing retention facility. Oportun says the new facility will be used to meet the continuing demand and growth of the credit card program. Oportun announced in August of this year that the unsecured credit card is available nationwide, and that it expects credit cards to account for $50 million in receivables by year end. About Oportun Oportun (Nasdaq: OPRT) is a financial services company that leverages its digital platform to provide responsible consumer credit to hardworking people. Using A.I.-driven models that are built on 15 years of proprietary customer insights and billions of unique data points, Oportun has extended more than 4.5 million loans and over $11.1 billion in affordable credit, providing its customers with alternatives to payday and auto title loans. In recognition of its responsibly designed products which help consumers build their credit history, Oportun has been certified as a Community Development Financial Institution (CDFI) since 2009. About WebBank WebBank is a Utah chartered Industrial Bank headquartered in Salt Lake City, Utah. Since its inception in 1997, WebBank has originated and funded over $147 billion in consumer and commercial credit products. As “The Bank Behind the Brand®”, WebBank is a national issuer of consumer and small business credit products through Strategic Partner (Brand) platforms, which include retailers, manufacturers, finance companies, and financial technology (FinTech) companies. The Bank is a leading player in the digital lending space, driving innovation in financial products through Strategic Partner platforms. WebBank engages in a full range of banking activities including consumer and commercial loan products, revolving lines of credit, credit cards, private-label card issuance, auto-refinancing and more. The Bank provides capital in the form of asset-backed lending and other credit facilities to Strategic Partner platforms, credit funds, and other lenders with a targeted focus on specialty finance assets. The Bank is also a leading provider of commercial insurance premium finance products through its wholly owned subsidiary National Partners. For more information, please visit www.webbank.com.

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